Exhibit 99.3
FOR IMMEDIATE RELEASE

Analyst Contact	Media Contact
Warren Edwards	Lesley Pool
Executive Vice President/	Senior Vice President/
Chief Financial Officer	Chief Marketing Officer
Affiliated Computer Services, Inc.	Affiliated Computer Services, Inc.
214-841-8082	214-841-8028
warren.edwards@acs-inc.com	lesley.pool@acs-inc.com
ACS Announces Intent to Repurchase up to 55.5 Million Shares of its Class A Common Stock Through a
Modified “Dutch Auction” Tender Offer
DALLAS, TEXAS: January 26, 2006 – Affiliated Computer Services, Inc. (NYSE: ACS) today announced that its Board of Directors has authorized a modified “Dutch Auction” tender offer to purchase up to 55.5 million shares of its Class A common stock at a price per share not less that $56.00 and not greater than $63.00. The tender offer is expected to commence on or about February 6, 2006, and to expire on or about March 6, 2006, unless extended. The number of shares proposed to be purchased in the tender offer represents approximately 45% percent of ACS’ currently outstanding common stock.
In the tender offer, ACS’ stockholders will have the opportunity to tender some or all of their shares at a price within the $56.00 to $63.00 per share range. Based on the number of shares tendered and the prices specified by the tendering stockholders, ACS will determine the purchase price per-share by selecting the lowest per-share price within the range that will enable it to buy 55.5 million shares, or such lesser number of shares that are properly tendered. All shares accepted in the tender offer will be purchased at the same price per share even if the stockholder tendered at a lower price. If stockholders tender more than 55.5 million shares at or below the purchase price per share, ACS will purchase the shares tendered by those stockholders on a pro rata basis, as will be specified in the offer to purchase that will be distributed to stockholders upon the commencement of the tender offer. None of ACS, its Board of Directors, the dealer manager, the information agent or the depository is making any recommendation to shareholders as to whether to tender or refrain from tendering their shares into the tender offer. Shareholders must decide how many shares they will tender, if any, and the price within the stated range at which they will tender their shares.

The tender offer will not be contingent upon any minimum number of shares being tendered. The tender offer, however, will be subject to a number of other terms and conditions, including the receipt of financing as noted below as well as any applicable regulatory or other consents, all of which will be specified in the offer to purchase.
“The tender offer we announced today is consistent with our confidence in the long-term future of ACS and our commitment to enhancing shareholder value” stated Darwin Deason, ACS’ Founder and Chairman of the Board. “This tender offer represents an opportunity for the Company to deliver value to those shareholders who elect to tender their shares, while at the same time increasing the proportional ownership of non-tendering shareholders in ACS. We believe the Company possesses the necessary financial strength to successfully complete the tender offer and the related borrowings without impacting our ability to grow and deliver services to our clients.”
Mr. Deason continued, “With the assistance of management and outside advisors, our Board has undertaken a review of the Company’s strategic plan, its use of cash flows from operations for, among other things, capital expenditures, acquisitions, debt repayment, dividends and share repurchases, and a variety of alternatives for using the Company’s available resources. Based upon its review, the Board determined that returning capital to the shareholders through the tender offer is an effective means of providing value to our shareholders and that increasing the Company’s financial leverage to fund the tender offer is a prudent use of our financial resources.”
ACS has obtained a commitment letter from Citigroup Global Markets Inc. which will be used to finance the tender offer. Accordingly, the tender offer will be conditioned upon receipt of this financing pursuant to the terms and customary conditions contained in the commitment letter and on terms satisfactory to ACS on or prior to the expiration date of the tender offer.
ACS’ directors and executive officers have advised ACS that they do not intend to tender any of their shares in the tender offer.
Citigroup Global Markets Inc. is the Company’s financial advisor and dealer manager for the tender offer. On the commencement date of the tender offer, the offer to purchase, a letter of transmittal and related documents will be mailed to stockholders of record and also will be made available for distribution to beneficial owners of ACS’ common stock.
ACS, a FORTUNE 500 company with more than 55,000 people supporting client operations in nearly 100 countries, provides business process outsourcing and information technology solutions to world-class commercial and government clients. The Company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at
www.acs-inc.com.
This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any shares. The full details of the tender offer, including complete instructions on how to tender shares, along with the letter of transmittal and related materials, are expected to be mailed to stockholders promptly following commencement of the offer. Stockholders should carefully read the offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. Stockholders may obtain free copies, when available, of the tender offer statement and other filed documents relating thereto that will be filed by the Company with the U.S. Securities and Exchange Commission at the Commission’s website at www.sec.gov. When available, stockholders also may obtain a copy of these documents, free of charge, from the Company’s information agent to be appointed in connection with the offer. Stockholders are urged to read these materials carefully prior to making any decision with respect to the tender offer.